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                   CONSENT OF SG COWEN SECURITIES CORPORATION



April 7, 2000


Special Committee of the Board of Directors
Spiros Development Corporation II, Inc.
7475 Lusk Boulevard
San Diego, CA 92121


We hereby consent to the inclusion of our opinion, dated March 20, 2000, in the joint proxy statement-prospectus of Dura Pharmaceuticals, Inc., which is a part of this Registration Statement on Form S-4, File No. 333-35512 and to the references therein to our firm and to our opinion under the headings "Summary - Opinion of our financial advisor" "Background of the Merger," "Recommendation of our board of directors; our reasons for the merger; fairness of the merger," "Opinion of SG Cowen Securities Corporation," and "Dura's reasons for the merger." In executing this consent, we do not admit or acknowledge that SG Cowen Securities Corporation is within the class of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

SG COWEN SECURITIES CORPORATION


By: /s/ Robert D. Valdez
    --------------------
    Robert D. Valdez
    Managing Director